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                                                                    EXHIBIT 23.3


Independent Auditors' Consent
-----------------------------

The Board of Directors
Rogue Wave Software, Inc.:


We consent to the incorporation by reference in the registration statement on Form S-4 of Quovadx, Inc. of our report dated October 28, 2003, except as to
Note 16, which is as of November 12, 2003, with respect to the consolidated balance sheets of Rogue Wave Software, Inc. and subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2003, which report appears in the 2003 annual report on Form 10-K of Rogue Wave Software, Inc.




/s/ KPMG LLP
Boulder, Colorado
December 3, 2003